Exhibit 10.9

DATED 17 May 2023

ADMIRAL ACQUISITION LIMITED

and

[●]

ADMIRAL ACQUISITION LIMITED

SHARE OPTION DEED

GREENBERG TRAURIG, LLP

The Shard, Level 8

32 London Bridge Street

London SE1 9SG

TABLE OF CONTENTS

1.	DEFINITIONS	2
2.	INTERPRETATION	4
3.	GRANT OF SHARE OPTION	4
4.	EXERCISE OF SHARE OPTION	4
5.	CESSATION OF OFFICE	4
6.	RELATIONSHIP WITH TERMS OF APPOINTMENT	5
7.	TAX	5
8.	NON-TRANSFERABILITY	6
9.	TAKEOVERS AND WINDING-UP	6
10.	NOTICES	6
11.	MISCELLANEOUS	7
12.	GOVERNING LAW AND JURISDICTION	7
EXECUTED AS A DEED		7
SCHEDULE 1 SHARE OPTION EXERCISE NOTICE		8

i

THIS DEED is dated 17 May 2023

BETWEEN:

(1)	ADMIRAL ACQUISITION LIMITED (incorporated in the territory of the British Virgin Islands with registered number 2114331) whose registered office is at Ritter House, Wickhams Cay II, Tortola, VG1110, British Virgin Islands (the “Company”); and

(2)	[●] of [●] (together, as the context may require, with such natural person’s executor, administrator, guardian, conservator or other legal representative, the “Holder”).

WHEREAS:

(A)	The Holder was appointed as a non-executive director of the Company on 4 May 2023.

(B)	The Directors have resolved that it is in the Company’s best interests to grant to the Holder the Share Option (as defined below) pursuant to the terms and conditions of this Deed (as modified, supplemented, amended or amended and restated from time to time, this “Deed”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Deed, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Acquisition” has the meaning given in the Prospectus;

“Admission” means admission of the Ordinary Shares to the standard segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange;

“Articles” means (i) the articles of association of the Company; or (ii) any similar document of the Company governing the Company following any continuation, change of jurisdiction, merger or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction, in either case, in force from time to time;

“Award Tax Liability” means in relation to the Holder, any liability of the Company (and any other member of its Group) to account to His Majesty’s Revenue & Customs or any other tax authority for any amount of, or representing, income tax, National Insurance contributions, or social security contributions or any other tax charge, levy or other sum (whether under the laws of the UK or otherwise) (with the exception of employer National Insurance contributions) which may arise on the grant, vesting, exercise, assignment or release of the Share Option;

”Bloomberg“ means Bloomberg Financial Markets;

“Directors” means the board of directors of the Company or a duly authorised committee of the directors;

“Exercise Date” has the meaning specified in Clause 4.2;

“Exercise Price” means US$11.50 per Ordinary Share (or such adjusted price as may be determined from time to time in accordance with the provisions of Clause 11.1);

“FCA” means the UK Financial Conduct Authority;

“Group” means the Company and any company which is for the time being a Subsidiary;

“Memorandum” means (i) the memorandum of association of the Company; or (ii) any similar document of the Company governing the Company following any continuation, change of jurisdiction, merger or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction, in either case, in force from time to time;

“New Company” has the meaning given in Clause 9.2;

“Official List” means the official list maintained by the FCA;

“Ordinary Shares” means (i) the ordinary shares of no par value each in the capital of the Company (which for these purposes, for the avoidance of doubt, shall include the Company in such form as it exists following any continuation, change of jurisdiction, merger, consolidation or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction) and (ii) any capital shares into which such ordinary shares shall have been changed (including, for the avoidance of doubt, in connection with or following any continuation, change of jurisdiction, merger, consolidation or similar action under the laws of the British Virgin Islands or any relevant foreign jurisdiction) or any share capital resulting from a reclassification of such ordinary shares;

“Prospectus” means the prospectus to be published by the Company on or around 17 May 2023 in connection with Admission;

’’Share Dealing Code’’ means the code or policy for dealing or trading in securities, adopted by the Company;

“Share Option” means the rights to subscribe for Ordinary Shares granted by the Company to the Holder by this Deed;

“Subsidiary” means any company which is for the time being a subsidiary (as defined in section 4 of the BVI Business Companies Act, 2004 (as amended)) of the Company;

“Subscription Period” means the period commencing on the Trading Day immediately following the date of completion of the Acquisition and ending on the earlier to occur of (i) 5.00 p.m. (London time) on the fifth anniversary of the date of completion of the Acquisition, and (ii) such earlier date as determined by this Deed, provided that, in each case, if such day is not a Trading Day, the Trading Day immediately following such day;

“Trading Day” has the meaning given in the Prospectus;

“UK” means the United Kingdom of Great Britain and Northern Ireland;

“Variation” means (in relation to the Ordinary Shares) an issue of Ordinary Shares by way of bonus shares issue, dividend or distribution to holders of Ordinary Shares, a subdivision, consolidation or any other reclassification of the Ordinary Shares, as determined by the Directors; and

“VWAP” means, in respect of any Ordinary Share as of an Exercise Date, the volume weighted average price of an Ordinary Share on the London Stock Exchange (or such other securities exchange or quotation system on which the Ordinary Shares are traded or quoted) for the ten consecutive Trading Days prior to the Exercise Date as reported by Bloomberg through its standard “Volume at Price” function with “Calculation” mode set to “Bloomberg Definition” as reported up to two hours after the relevant market closes on each such Trading Day.

2.	INTERPRETATION

The headings in this Deed are for convenience and should be ignored when construing this Deed. Unless the context otherwise requires, words in the singular include the plural and vice versa and words importing either gender include both genders. Reference in this Deed to any statutory provision are to those provisions as amended, extended or re-enacted from time to time and include any rules, orders, regulations or other subordinate legislation made under them. References to “$” or “US$” are to the lawful currency of the United States.

3.	GRANT OF SHARE OPTION

The Company hereby grants to the Holder the right, but not the obligation, to subscribe for up to [50,000][37,500] Ordinary Shares (or such adjusted number of Ordinary Shares as may be determined from time to time in accordance with the provisions of Clause 11.1) at any time during the Subscription Period at the Exercise Price on the terms and subject to the conditions set out in this Deed.

4.	EXERCISE OF SHARE OPTION

4.1	The Share Option shall not be exercised on any occasion if such exercise would not be in accordance with the Share Dealing Code.

4.2	Subject to Clause 4.1, the Holder may exercise all or any of the subscription rights pursuant to the Share Option for all or any whole number of Ordinary Shares for which the Holder is entitled to subscribe at any time during the Subscription Period by delivering to the Company notice in writing in substantially the same form as set out in Schedule 1 to this Deed and, subject to the Company’s receipt of the Exercise Price for each Ordinary Share to be issued, the Company shall (within 10 days of the Company receiving the notice in question and remittance of such Exercise Price) issue to (or to the order of) the Holder the Ordinary Shares in question. Subscription rights will be deemed to be exercised on the Trading Day upon which the Company receives the notice in question and remittance of the Exercise Price for each Ordinary Share to be issued (such Trading Day, an “Exercise Date”) in cleared funds.

4.3	Ordinary Shares issued pursuant to the full exercise or partial exercise of the Share Option in accordance with the terms of this Deed shall be issued fully paid and free from any liens, charges or encumbrances and rights of pre-emption but shall not rank for any dividends or other distributions declared, made or paid on the Ordinary Shares for which the record date is prior to the relevant Exercise Date, shall rank in full for all dividends and other distributions declared, made or paid on the Ordinary Shares on or after the relevant Exercise Date and otherwise pari passu in all respects with the Ordinary Shares in issue at that date.

4.4	At any time when the Ordinary Shares are listed on the Official List and admitted to trading on the London Stock Exchange’s main market for listed securities and/or any other securities exchange or quotation system, it is the intention of the Company to apply to the FCA and the London Stock Exchange (or relevant authority for any other securities exchange or quotation system) for the Ordinary Shares issued pursuant to the full exercise or partial exercise of the Share Option to be admitted to the Official List and to trading on the London Stock Exchange’s main market for listed securities or such other securities exchange or quotation system on which the Ordinary Shares are traded or quoted.

5.	CESSATION OF OFFICE

Otherwise than in connection with the Acquisition, and unless the Directors (in their absolute discretion) determine otherwise, if for any reason the Holder ceases to hold office as a non- executive director of the Company (or if for any reason the Holder gives or receives notice to terminate the Holder’s office as a non-executive director of the Company) before the completion of the Acquisition, the Share Option will lapse and cease to be exercisable from the earlier of the date of such giving or receiving of notice and the date of ceasing to hold office.

6.	RELATIONSHIP WITH TERMS OF APPOINTMENT

6.1	The Share Option is governed solely by the terms of this Deed and does not form part of the Holder’s entitlement to remuneration or benefits pursuant to the Holder’s terms of appointment as a non-executive director and save as otherwise provided the rights and obligations of the Holder under the Holder’s terms of appointment as a non-executive director shall not be affected by the granting of the Share Option.

6.2	The rights or opportunity granted to the Holder on the granting of the Share Option shall not give the Holder any rights or additional rights to compensation or damages in consequence of either:

6.2.1	the Holder giving or receiving notice of termination of the Holder’s office as non-executive director of the Company; or

6.2.2	the loss or termination of the Holder’s office as non-executive director of the Company for any reason whatsoever, whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair or in breach of the Holder’s terms of appointment or applicable law or regulation.

6.3	The Holder shall not be entitled to any compensation or damages for any loss or potential loss which the Holder may suffer by reason of being unable to acquire Ordinary Shares, or any interest in Ordinary Shares, pursuant to the Share Option in consequence of:

6.3.1	the Holder giving or receiving notice of termination of the Holder’s office as non-executive director of the Company (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair or in breach of the Holder’s terms of appointment or applicable law or regulation);

6.3.2	the loss or termination of the Holder’s office as non-executive director of the Company for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair or in breach of the Holder’s terms of appointment or applicable law or regulation);

6.3.3	the exercise by the Directors of any discretion in accordance with this Deed; or

6.3.4	for any other reason.

7.	TAX

7.1	The Holder irrevocably agrees to pay to the Company and any other member of its Group a sum equal to any Award Tax Liability of such company.

7.2	In the event of any claim being made by the Company pursuant to Clause 7.1, and notwithstanding any other provision of this Deed or Schedule 1 to this Deed to the contrary, the Company shall have the right:

7.2.1	to sell, as agent for the Holder (and the Holder hereby appoints the Company as the Holder’s agent and true and lawful attorney in fact for this purpose), a sufficient number of Ordinary Shares held by the Holder and to retain from the net proceeds of sale of such Ordinary Shares (after deduction of all fees, commissions and expenses incurred in relation to such sale) monies sufficient to satisfy the amount of Award Tax Liability claimed;

(a)	this power of attorney is irrevocable, save with the consent of the Company and is given by way of security to secure the interest of the Company (for itself and as trustee under this Deed on behalf of any relevant Group company) as a person liable to account for or pay any Award Tax Liability;

(b)	a person who deals in good faith with the Holder’s attorney appointed under this Clause 7 may accept a written statement signed by that person that this power of attorney has not been revoked as conclusive evidence of that fact;

7.2.2	to deduct the amount of Award Tax Liability claimed from the Holder’s fees under his or her terms of appointment as non-executive director or any other amounts owing to him or her; and/or

7.2.3	to deduct from the number of Ordinary Shares otherwise required to be issued to the Holder upon exercise of the Holder’s subscription rights pursuant to the Share Option, a number of Ordinary Shares having an aggregate VWAP equal to the amount of Award Tax Liability claimed.

8.	NON-TRANSFERABILITY

8.1	The Share Option is personal to the Holder and may not be transferred during the Holder’s lifetime (which, for the avoidance of doubt, shall not restrict the transfer of the Share Option by operation of law or otherwise on the Holder’s death).

8.2	The Holder shall immediately cease to have any right or entitlement to receive any Ordinary Shares pursuant to this Share Option if the Holder:

8.2.1	transfers or assigns, mortgages, charges or otherwise disposes of the Share Option during the Holder’s lifetime (which, for the avoidance of doubt, shall not include any transfer or assignment or other disposition to the Holder’s executor, administrator, guardian, conservator or other legal representative on the Holder’s death); or

8.2.2	is adjudged bankrupt or an interim order is made because the Holder intends to propose a voluntary arrangement to the Holder’s creditors under the Insolvency Act 1986 of the U.K. (or any other provision of the laws of any jurisdiction outside the UK which is intended to have similar effect or purpose); or

8.2.3	makes or proposes any other plan or arrangement, in relation to the Holder’s debts, with the Holder’s creditors or any section of them; or

8.2.4	is otherwise deprived (except on death) of the legal or beneficial ownership of the Share Option, whether by operation of law or by doing or omitting to do anything which causes the Holder to be so deprived.

9.	TAKEOVERS AND WINDING-UP

9.1	While any subscription rights pursuant to the Share Option remain outstanding (whether or not such rights have become exercisable), if at any time an offer is made to all holders of the issued Ordinary Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire all or some of the issued Ordinary Shares and the Company becomes aware, on or before the end of the Subscription Period, that as a result of such offer (or as a result of such offer and any other offer made by the offeror) the right to cast a majority of the votes which may ordinarily be cast generally at a meeting of the shareholders of the Company has or will become vested in the offeror and/or such companies or persons as aforesaid, the Company will give notice to the Holder of such vesting within 14 days of it occurring, and each such Holder will be entitled, at any time within the period of 30 days immediately following the date of such notice, to exercise the Holder’s outstanding subscription rights pursuant to the Share Option on the terms and subject to the conditions on which the same could have been exercised if they had been exercisable and had been exercised on the date of such notice after which time all subscription rights under the Share Option will lapse. If any part of such period falls after the end of the Subscription Period, the end of the Subscription Period will be deemed to be the last business day of that 30 day period.

9.2	If in connection with the Acquisition holders of issued Ordinary Shares are offered or receive shares in another company (the “New Company”) the Directors may (in their absolute discretion) determine that the Share Option will be replaced by a new share option in respect of shares of the New Company and Clause 9.1 will not apply if it otherwise would do so. Any such new share option will be equivalent to the Share Option (as determined by the Directors in their absolute discretion) and will be on such terms as the Directors consider in their absolute discretion to be fair and reasonable.

9.3	If the Company enters liquidation (or, following any continuation, change of jurisdiction, merger or similar action, dissolves under any relevant foreign jurisdiction), all subscription rights under the Share Option will lapse on the date of entry into liquidation (or, following any continuation, change of jurisdiction, merger or similar action, the date of dissolution under any relevant foreign jurisdiction). The Company will use reasonable endeavours to give the Holder at least 15 calendar days’ notice prior to the date on which the Company closes its books or takes a record with respect to determining rights of shareholders of the Company to vote with respect to any voluntary liquidation (or, following any continuation, change of jurisdiction, merger or similar action, any voluntary dissolution under any relevant foreign jurisdiction) of the Company.

10.	NOTICES

10.1	Any notice or document to be given by the Directors or the Company to the Holder in accordance or in connection with this Deed shall be duly given:

10.1.1	by sending it through the post in a pre-paid envelope to the address last known to the Company to be the Holder’s address; or

10.1.2	by sending it to the Holder by e-mail or by sending to the Holder a facsimile transmission addressed to them at the Holder’s normal email address or fax number for communications with the Company.

10.2	Any notice in writing or document to be submitted or given to the Company in accordance or in connection with this Deed may be delivered, sent by post/mail, facsimile transmission or e-mail to such person as may from time to time be nominated by the Company and whose name and address, facsimile and email details are notified to the Holder and:

10.2.1	in the case of notice by delivery, such notice shall be deemed to have been given when the notice is delivered; or

10.2.2	in the case of notice by post/mail, such notice shall be deemed to have been duly given on the day following the date of posting/mailing; or

10.2.3	in the case of notice by facsimile or e-mail, such notice shall be deemed to have been duly given at the time of transmission, provided that for notice given by email, a return receipt must be received indicating that the email has been opened.

11.	MISCELLANEOUS

11.1	In the event of any Variation, the Directors may make such adjustments as they consider appropriate to the number of Ordinary Shares in respect of which the Share Option subsists and/or the Exercise Price; provided, however, that in no event shall the Exercise Price be less than that required by any laws and regulations for the time being in force.

11.2	The Company and the Holder may at any time by the execution of a written instrument, modify, supplement, amend or amend and restate the provisions of this Deed in any respect; provided, however, that the Company may unilaterally, by written instrument, modify, supplement, amend or amend and restate the provisions of this Deed in connection with the Company’s change of jurisdiction from the British Virgin Islands to a foreign jurisdiction.

11.3	The issue of Ordinary Shares pursuant to this Deed shall be subject to the Company’s Memorandum and Articles and compliance by the Holder with all laws, rules, regulations, requirements and guidance applicable to dealing in the Ordinary Shares.

11.4	Unless otherwise provided in this Deed, the Share Option shall become incapable of exercise and shall lapse at the end of the Subscription Period.

11.5	Except as otherwise expressly stated to the contrary in this Deed, neither this Deed nor the granting of the Share Option shall have the effect of giving any third party any rights under this Deed.

11.6	This Deed may be executed in any number of counterparts and by each of the parties on separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	This Deed shall be governed by and construed in all respects in accordance with the laws of the British Virgin Islands.

12.2	The courts of the British Virgin Islands shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Share Option and any matter arising from or in relation to this Deed.

EXECUTED AS A DEED by the parties on the date which first appears in this Deed.

SCHEDULE 1 SHARE OPTION EXERCISE NOTICE

The Directors

Admiral Acquisition Limited (the ’’Company’’)

Ritter House, Wickhams Cay II

Tortola

VG1110

British Virgin Islands

Dear Directors

SUBSCRIPTION OF ORDINARY SHARES PURSUANT TO SHARE OPTION

Unless otherwise stated, defined terms shall have the meaning given to them in the Share Option Deed entered into between me and the Company, dated [●] 2023 (as modified, supplemented, amended or amended and restated from time to time, the “Share Option Deed”).

Pursuant to the Share Option Deed, I hereby give notice that I wish to exercise my right to subscribe for [●] Ordinary Shares. Accordingly, I hereby apply for [●] Ordinary Shares to be issued fully paid at the aggregate Exercise Price of [●] (the “Subscription Price”).

I enclose payment of a cheque made payable to the Company for an amount equal to the Subscription Price/ I have made other arrangements (as agreed to by the Company) to pay the Subscription Price by electronic transfer (delete as appropriate).

*If you wish to pay by electronic transfer, please contact the Company.

I hereby undertake and agree to subscribe for and purchase the said Ordinary Shares in accordance with the Share Option Deed, subject to the provisions of the Memorandum and Articles and I hereby authorise you to enter my name and relevant particulars in the member register, share register or stock ledger of the Company as holder of the Ordinary Shares so issued to me pursuant to this notice and to send the relevant share certificate to me at the address set out above at my own risk.

Yours faithfully,

[●]

EXECUTED as a deed by ,	)
Director , duly authorised for and on behalf of	)
ADMIRAL ACQUISITION LIMITED, in the	)
presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED as a deed by [●] in the presence of:	)

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness: